Exhibit (a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
CHELSEA THERAPEUTICS INTERNATIONAL, LTD.
at
$6.44 net per share, plus one non-transferable contingent value right for each share, which represents the contractual right to receive a cash payment of up to $1.50 per share upon the achievement of certain sales milestones, pursuant to the Offer to Purchase dated May 23, 2014 by
CHARLIE ACQUISITION CORP.
a wholly-owned indirect subsidiary of
H. LUNDBECK A/S

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JUNE 20, 2014 (ONE MINUTE AFTER 11:59 P.M.,
NEW YORK CITY TIME, ON JUNE 20, 2014), UNLESS THE OFFER IS EXTENDED.

May 23, 2014

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 23, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Charlie Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned indirect subsidiary of H. Lundbeck A/S, a Danish corporation (“Lundbeck”), to purchase all the issued and outstanding shares of common stock of Chelsea Therapeutics International, Ltd., a Delaware corporation (“Chelsea”), par value $0.0001 per share (the “Shares”), for (a) $6.44 per Share, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Merger Agreement (as defined below), the “Cash Consideration”), plus (b) one non-transferable contingent value right (“CVR”) per Share, which represents the contractual right to receive a cash payment of up to $1.50 per Share upon the achievement of certain sales milestones (the Cash Consideration plus one CVR, collectively, the “Offer Consideration”), in each case subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal enclosed herewith.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Consideration is $6.44 per Share net to you in cash, without interest, plus one CVR per Share, which represents the contractual right to receive a cash payment of up to $1.50 per Share upon the achievement of certain sales milestones, in each case subject to any required withholding of taxes, upon the terms and conditions of the Offer to Purchase and the related Letter of Transmittal. The applicable sales milestones are set forth in the Contingent Value Rights Agreement between Lundbeck and a to-be-designated rights agent, which agreement governs the CVRs (a form of which is included as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO).

2. The Offer is being made for all the issued and outstanding Shares.

3. This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 7, 2014 (as it may be amended from time to time, the “Merger Agreement”), by and among Lundbeck, Purchaser and Chelsea. Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement,

Purchaser will merge with and into Chelsea (the “Merger” and together with the Offer, the “Transactions”), with Chelsea continuing as the surviving corporation in the Merger and a wholly-owned indirect subsidiary of Lundbeck. Pursuant to the Merger Agreement, the Merger will become effective at the time (such time, the “Effective Time”) the certificate of merger is filed with the Delaware Secretary of State or at such later time specified therein, as may be agreed by the parties. As a result of the Merger, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned (i) by Lundbeck, Purchaser, Chelsea (or held in Chelsea’s treasury) or by any direct or indirect wholly-owned subsidiary of Lundbeck, Purchaser or Chelsea, all of which will be cancelled without any conversion thereof or consideration paid therefor, or (ii) by any stockholder of Chelsea who is entitled to demand and properly demands appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be cancelled and converted into the right to receive the Offer Consideration. Under no circumstances will interest be paid on the Offer Consideration for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

4. The Board of Directors of Chelsea has unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of the Merger Agreement by Chelsea and the transactions contemplated thereby, (ii) approving and declaring advisable the Merger Agreement, the Transactions and the other transactions contemplated thereby, (iii) determining that the Merger Agreement, the Transactions and the other transactions contemplated thereby, on the terms and subject to the conditions of the Merger Agreement, are fair to and in the best interests of Chelsea and its stockholders, (iv) resolving that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the consummation of the Offer and (v) recommending that Chelsea’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

5. The Offer will expire at 12:00 midnight, New York City time, on June 20, 2014 (one minute after 11:59 p.m., New York City time, on June 20, 2014), unless the Offer is extended by Purchaser in accordance with the terms of the Merger Agreement. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 21, 2014.

6. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7. Tendering stockholders who are registered stockholders or who tender their Shares directly to Computershare Trust Company, N.A. will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser’s purchase of Shares pursuant to the Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Offer expires.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Moelis & Company LLC, which is acting as the Dealer Manager for the Offer, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CHELSEA THERAPEUTICS INTERNATIONAL, LTD.
at
$6.44 net per share, plus one non-transferable contingent value right for each share, which represents the contractual right to receive a cash payment of up to $1.50 per share upon the achievement of certain sales milestones, pursuant to the Offer to Purchase dated May 23, 2014 by
CHARLIE ACQUISITION CORP.
a wholly-owned indirect subsidiary of
H. LUNDBECK A/S

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 23, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Charlie Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned indirect subsidiary of H. Lundbeck A/S, a Danish corporation (“Lundbeck”), to purchase all the issued and outstanding shares of common stock of Chelsea Therapeutics International, Ltd., a Delaware corporation (“Chelsea”), par value $0.0001 per share (the “Shares”), for (a) $6.44 per Share, net to the seller in cash, without interest (as such amount may be adjusted from time to time on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of May 7, 2014 (as it may be amended from time to time), by and among Lundbeck, Purchasers and Chelsea), plus (b) one non-transferable contingent value right per Share, which represents the contractual right to receive a cash payment of up to $1.50 per Share upon the achievement of certain sales milestones, in each case subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER: _________________

NUMBER OF SHARES BEING TENDERED HEREBY: ___________ SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: ___________________________, 2014

_________________________________________________________________________________
(Signature(s))

_________________________________________________________________________________
Please Print Name(s)

Address _________________________________________________________________________

_________________________________________________________________________________
Include Zip Code

Area Code and
  Telephone No. __________________________________

Taxpayer Identification
  or Social Security No. ____________________________